Exhibit 10.9

January 29, 2024

Smart for Life, Inc.

990 Biscayne Blvd., Suite 503

Miami, FL 33132

Attn: Darren Minton

Dear Darren:

Reference is made to that certain Original Issue Discount Secured Subordinated Note, dated as of July 29, 2022 (as amended) (the “Xiras Note”), issued by Smart for Life, Inc. (the “Company”) to Joseph X. Xiras (“J. Xiras”) in the original principal amount of $2,272,727.27. The indebtedness evidenced by the Xiras Note is guaranteed by the subsidiaries of the Company (including Ceautamed Worldwide, LLC (“Ceautamed”).

Concurrently herewith, the Company is entering into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Ceautamed, Wellness Watchers Global, LLC (“WWG”), Greens First Female, LLC (“GFF” and together with Ceautamed and WWG, the “Sellers”) and First Health FL LLC (“Purchaser”) pursuant to which, at the closing of the transactions contemplated by the Asset Purchase Agreement (the “APA Closing”), the Purchaser will purchase the Purchased Assets (as defined in the Purchase Agreement) from the Sellers and assume the Assumed Liabilities (as defined in the Purchase Agreement).

Effective as of, and subject to and conditioned upon, the APA Closing, J. Xiras hereby releases any Encumbrances (as defined in the Purchase Agreement) on the Purchased Assets previously granted by the Sellers to J. Xiras (the “Released Collateral”) to secure repayment of the indebtedness evidenced by the Xiras Note. For the avoidance of doubt, the indebtedness evidenced by the Xiras Note is not being discharged, will remain an outstanding obligation of the Company that is guaranteed by the subsidiaries of the Company and will have a continuing Encumbrance on all of the assets of the Company and its subsidiaries (other than the Released Collateral).

The Company hereby represents, warrants and covenants that, upon consummation of the APA Closing, the indebtedness evidenced by the Xiras Note will represent the senior Indebtedness of the Company and its subsidiaries and a first priority Encumbrance on all of the assets of the Company and its subsidiaries.

This letter shall be effective solely upon, and subject to and conditioned upon, consummation of the APA Closing. This letter shall automatically terminate and be of no force and effect if the APA Closing has not occurred by February 15, 2024.

This letter shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without regard to its conflict of laws principles. This letter may be executed in one or more counterparts, each of which shall constitute an original, and together they shall be one and the same instrument. Receipt by telecopy or electronic mail of any executed signature page to this letter shall constitute effective delivery of such signature page.

Very truly yours,

/s/ Joseph X. Xiras
Joseph X. Xiras

Acknowledged and Agreed to by:

SMART FOR LIFE, INC.

By:	/s/ Darren Minton
Name:	Darren Minton
Title:	Chief Executive Officer